EXHIBIT 23.1







                       CONSENT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors of 3D Systems Corporation:

We consent to the incorporation by reference in this registration statement of 3D Systems Corporation on Form S-8 of our report dated February 16, 1999, on our audits of the consolidated financial statements and financial statement schedule of 3D Systems Corporation as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997, and 1996, which report is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 which is incorporated herein by reference.



/s/ PricewaterhouseCoopers LLP

Woodland Hills, California
May 26, 1999